Exhibit 10.51

TERRITORIAL SAVINGS BANK

            AMENDMENT TO

AMENDED AND RESTATED

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

FOR

WHEREAS, Territorial Savings Bank (the "Bank") has entered into an amended and restated supplemental employee retirement agreement (the "SERP") with (the "Executive") as of October 29, 2008;

WHEREAS, the parties to the SERP desire to amend the SERP, effective July 1, 2021, in order to provide that the Bank will reimburse the Executive for expenses incurred in connection with a tax inquiry, audit, or litigation addressing the Executive's tax liability with respect to the benefit provided under the SERP; and

WHEREAS, pursuant to Section 8.1 of the SERP, the Bank may amend the SERP at any time.

NOW THEREFORE, the SERP is hereby amended as follows:

1.Article 2 of the SERP is hereby amended by adding the following new Section 2.6 at the end thereof:

2.6Tax Inquiry, Audit, and Litigation Expenses.  The Executive's Normal Retirement Date was prior to the effective date of this Section 2.6.  It is intended that the payment of any benefit under this Agreement on or after the Executive's Normal Retirement Date will constitute a payment by reason of retirement (or death), and such benefit will constitute a pension as described in Section 235-7(a)(3) of the Hawaii Revised Statutes and Section 18-235-7-03 of the Hawaii Administrative Rules which is excluded from gross income, adjusted gross income, and taxable income by the State of Hawaii.

Anything in this Agreement to the contrary notwithstanding, in the event that the Executive incurs legal, accounting, or consulting expenses in connection with a tax inquiry, audit, or litigation addressing the existence or amount of the Executive's tax liability with respect to any benefit under this Agreement, whether such liability is for federal, state, local, or foreign tax (and specifically taxation as income by the State of Hawaii), the Executive shall be entitled to reimbursement of such expenses.

In accordance with the requirements of Code Section 409A and Treasury Regulation Section 1.409A-3(i)(1)(v), the Bank shall pay any reimbursement of such expenses to the Executive no later than, (a) in cases where taxes are determined to be due as a result of the inquiry, audit, or litigation, the end of the Executive's taxable year next following the Executive's taxable year in which the Executive remits the applicable taxes to the taxing authority and, (b) in cases where taxes are determined not to be due as a result of the inquiry, audit, or litigation, the end of the Executive's taxable year next following the Executive's taxable year in which the inquiry or audit is completed, or there is a final and nonappealable settlement or other resolution of the litigation.  The Bank and the Executive shall take all steps reasonably necessary to ensure that any reimbursement payable under this Section 2.6 is paid to the Executive however, no reimbursement shall be payable or be paid following the expiration of the applicable period specified herein.

This Section 2.6 shall not be construed to entitle the Executive to any "tax gross-up payment" to reimburse the Executive for any federal, state, local, or foreign taxes imposed upon the Executive as a result of any benefit under this Agreement.

IN WITNESS WHEREOF, the Bank and the Executive have adopted this Amendment, on the date set forth below.

TERRITORIAL SAVINGS BANK

By
Date	Its

EXECUTIVE

Date